                                                                    EXHIBIT 4.18


                               GUARANTY AGREEMENT



                          dated as of December 8, 1998



                                    between



                        WEATHERFORD INTERNATIONAL, INC.



                                      and



                              ABN AMRO BANK N.V.,
                    as Administrative Agent for the Lessors

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I
         GUARANTY AND PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.01  Guaranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.02  Guaranty Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.03  Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II
         REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 2.01.  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 2.02.  Authorization, Validity, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 2.03.  Governmental Consents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 2.04.  Conflicting or Adverse Agreements or Restrictions . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 2.05.  Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.06.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.07. Information; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.08.  Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.09.  Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.10.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         SECTION 2.11.  Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         SECTION 2.12.  Requirements of Law; Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         SECTION 2.13.  Purpose of Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         SECTION 2.14.  Designation of this Guaranty and the Guaranteed Obligations . . . . . . . . . . . . . . . . . . 6
         SECTION 2.15.  Year 2000 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE III
         AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         SECTION 3.01.  Information Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         SECTION 3.02.  Books, Records and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.03.  Insurance and Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.04.  Payment of Taxes and other Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.05.  Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.06.  ERISA Information and Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 3.07.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE IV
         NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 4.01.  Material Change in Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 4.02.  Consolidation, Merger, Sale or Purchase of Assets, Etc. . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.03.  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.04.  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 4.05.  Ownership of Lessee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.06.  Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.07.  Limitation on Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.08.  Restrictions on Subsidiary Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 4.09.  Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V
         GUARANTY DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 5.01  Guaranty Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 5.02  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VI
         NATURE OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 6.01  Nature of Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 6.02  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 6.03 The Guarantor's Obligations Unconditional . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE VII
         BANKRUPTCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.01  No Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.02  Reinstatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 7.03  Non-Discharged Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VIII
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.01  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.02  Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.03  Non-Exclusive Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 8.04  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 8.05  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 8.06  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 8.07  Governing Law and Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . .  20

         SECTION 8.08  Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 8.09  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 8.10  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 8.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 8.12  Construction of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 8.13  Interpretation and Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 8.14  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 8.15  Reasonableness Standard  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 8.16  Survival of Indemnities.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22


SCHEDULES

Schedule 2.01    Material Subsidiaries

EXHIBITS

Exhibit 3.01              Form of Compliance Certificate

                               GUARANTY AGREEMENT

         This GUARANTY AGREEMENT, dated as of December 8, 1998 (as the same may be amended from time to time, this "Guaranty"), is executed by and between WEATHERFORD INTERNATIONAL, INC., a Delaware corporation ("Guarantor"), and ABN AMRO BANK N.V., as Administrative Agent for the Lessors ("Administrative Agent").

                             Preliminary Statement

         A. As contemplated by (i) the Participation Agreement, dated as of the date hereof (as amended, the "Participation Agreement"), among Weatherford Enterra Compression Company, L.P., a Delaware limited partnership, as Lessee ("Lessee"), Administrative Agent, Syndication Agent, Arranger, Chase Bank of Texas, National Association, as Documentation Agent and the Lessors identified therein and (ii) the Master Lease Intended as Security dated as of the date hereof (as amended, the "Lease"), between the Administrative Agent, as an administrative agent for the Lessors, and the Lessee, the Administrative Agent will lease the Equipment to the Lessee, a limited partnership controlled by the Guarantor. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in Schedule X to the Participation Agreement.

         B. The execution, delivery and performance by the Guarantor of this Guaranty are conditions precedent to the execution, delivery and performance by the Agents and the Lessors of the Operative Agreements.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound by this Guaranty, the Guarantor and the Administrative Agent hereby agree as follows:


                                   ARTICLE I

                              GUARANTY AND PAYMENT

                 SECTION 1.01 Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to and agrees with the Administrative Agent, Documentation Agent, Syndication Agent, Arranger and the Lessors that:

                 (a) The Rent and all other amounts payable by the Lessee under the Operative Agreements, including, without limitation, Lease Balance, Lessee Risk Amount, Termination Value and any and all indemnification obligations of the Lessee, will be promptly paid in full when due in accordance with the provisions thereof; and

                 (b) The Lessee will perform, comply with and observe (or cause to be performed, complied with or observed) all obligations, covenants, terms, conditions, indemnities and undertakings required under the Operative Agreements, in accordance with the provisions thereof.

                 SECTION 1.02 Guaranty Obligations. As referenced herein, the "Guaranteed Obligations" shall mean, collectively, the obligations described in clauses (a) and (b) of Section 1.01.

Payments of Guaranteed Obligations shall be made (or grossed-up, as applicable) free and clear of all Impositions in the manner set forth in Article VIII of the Participation Agreement.

                 SECTION 1.03 Enforcement. Regardless of whether the Administrative Agent, Documentation Agent, Syndication Agent, Arranger or any Lessor is (at any time) precluded or stayed from enforcing or exercising any of its rights or remedies under the Operative Agreements against the Lessee, such rights and remedies may be enforced directly against the Guarantor (as a primary obligation of the Guarantor) without the joinder of, demand on or the taking of any other Action against the Lessee or any other Person. Regardless of whether the Lessee is precluded or stayed from paying or performing (or otherwise fails to pay or perform) any of the Guaranteed Obligations (upon demand by the Administrative Agent), the Guarantor shall pay or perform (or cause to be paid or performed) such Guaranteed Obligations. Without limiting the foregoing provisions of this Section 1.03, if enforcement of the rights or remedies of the Administrative Agent, Documentation Agent, Syndication Agent, Arranger or any Lessor under the Operative Agreements is dependent upon delivering notices or taking any other Actions, then Administrative Agent, Documentation Agent, Syndication Agent, Arranger or such Lessor may deliver such notices to and take such other Actions with or against the Guarantor (in lieu of the Lessee) for all purposes under this Guaranty and the other Operative Agreements. This Section 1.03 should not be construed to (i) impose any conditions whatsoever on the obligations of the Guarantor under this Guaranty or (ii) require the Administrative Agent, Documentation Agent, Syndication Agent, Arranger or any Lessor to first exercise or exhaust remedies against the Lessee or any other Person before exercising remedies against the Guarantor pursuant to this Guaranty.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                 To induce the Agents and the Lessors to enter into the Participation Agreement and the Lease and to make the Fundings, the Guarantor represents and warrants to the Lessors and the Agents as of the Documentation Date and each Delivery Date as follows:

                 SECTION 2.01. Organization and Qualification. The Guarantor and each Material Subsidiary (a) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate, partnership or other power and authority to own its Equipment and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. As of the Documentation Date, the corporations and other entities named in
Schedule 2.01 are all of the Material Subsidiaries of the Guarantor, such Schedule (x) accurately reflects (i) the direct owner of the Capital Stock of each such Subsidiary and (ii) the percentage of the issued and outstanding Capital Stock of each such Subsidiary owned by the Guarantor, and (y) accurately sets forth the jurisdictions of their respective incorporation or organization and jurisdictions in which they are required to be qualified as foreign corporations, foreign partnerships or other foreign entities to do business.

                 SECTION 2.02. Authorization, Validity, Etc. The Guarantor has the corporate power and authority to execute, deliver and perform its obligations hereunder and under the other Operative Agreements to which it is a party, and all such action has been duly authorized by all necessary corporate proceedings on its part. This Guaranty has been duly and validly executed and delivered by the Guarantor and constitutes the valid and legally binding agreement of the Guarantor enforceable against the Guarantor in accordance with the terms hereof, and the other Operative Agreements to which the Guarantor is a party, when duly executed and delivered by or on behalf of the Guarantor, will constitute valid and legally binding obligations of the Guarantor enforceable in accordance with the respective terms thereof, except, in each case, (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification for violation of applicable securities laws, limitations thereon arising as a matter of law or public policy.

                 SECTION 2.03. Governmental Consents, Etc. No authorization, consent, approval, license or exemption of or filing or registration with any Governmental Authority, is necessary for the valid execution, delivery or performance by the Guarantor of any Operative Agreement to which it is a party, except those that have been obtained.

                 SECTION 2.04. Conflicting or Adverse Agreements or Restrictions. Neither the execution, delivery and performance by the Guarantor of the Operative Agreements to which it is a party, nor compliance with the terms and provisions thereof, nor the extension of the lease facility contemplated by the Operative Agreements, (a) will breach or violate any applicable Requirement of Law, (b) will result in any breach or violation of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its Equipment or assets pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which it or any of its consolidated Subsidiaries is party or by which any Equipment or asset of it or any of its consolidated Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses
(a) and (b) that collectively will not have a Material Adverse Effect or (c) will violate any provision of the certificate of incorporation or bylaws of the Guarantor.

                 SECTION 2.05. Title to Assets. The Guarantor and each consolidated Subsidiary has good and indefeasible title to its assets, except for such defects in title as would not in the aggregate have a Material Adverse Effect. As of the Documentation Date, the property of the Guarantor and the Subsidiaries is subject to no Liens, except Permitted Liens and immaterial Liens.

                 SECTION 2.06. Litigation. Except for actions, suits or proceedings described in the filings made by the Guarantor with the Securities and Exchange Commission pursuant to the Exchange Act, as of the Documentation Date and each Delivery Date, there are no actions, suits or proceedings pending for which service of process has been accomplished or, to the best knowledge of the Guarantor, threatened with respect to the Guarantor, the Operative Agreements or any transactions contemplated therein that are reasonably likely to have (individually or collectively) a Material Adverse Effect.

                 SECTION 2.07. Information; Financial Statements. All information heretofore furnished by the Guarantor to the Agents or any Lessor in connection with this Guaranty or any other Operative Agreement, as affected by the disclosures made herein, in the other Operative Agreements and in the filings made by the Guarantor with the Securities and Exchange Commission pursuant to the Exchange Act, did not as of the date thereof and will not as of the date of the Initial Delivery Date, when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect. Since September 30, 1998 there has been no material adverse change in the financial condition, business or operations of the Guarantor and the Subsidiaries taken as a whole which could reasonably be expected to have a Material Adverse Effect.

                 SECTION 2.08. Investment Company Act. Neither the Guarantor nor any of the Subsidiaries is, or is regulated as, an "investment company," as such term is defined in the Investment Company Act of 1940, as amended.

                 SECTION 2.09. Public Utility Holding Company Act. Neither the Guarantor nor any of the Subsidiaries is a non-exempt "holding company," or subject to regulation as such, or, to the knowledge of the Guarantor's officers, an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 SECTION 2.10. ERISA. (a) The Guarantor and each ERISA Affiliate has maintained and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect. Neither the Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA Sections 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 (b) No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), in excess of $25,000,000, whether or not waived, exists or is expected to be incurred with respect to any Plan.

                 (c) The Guarantor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that in the aggregate would reasonably be expected to have a Material Adverse Effect.

                 (d) All contributions have been timely made to all employee benefit plans, as defined in Section 3 of ERISA, except for such failures as would not reasonably be expected to have a Material Adverse Effect.

                 SECTION 2.11. Tax Returns and Payments. The Guarantor and the Material Subsidiaries have caused to be filed all federal income tax returns and other material tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and have paid or deposited or made adequate provision in accordance with GAAP for the payment of all taxes (including estimated taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except where the failure to pay such taxes (collectively for the Guarantor and the Material Subsidiaries) would not have a Material Adverse Effect. No material income tax liability of the Guarantor or the Material Subsidiaries has been asserted by the Internal Revenue Service of the United States or any other Governmental Authority for any taxes in excess of those already paid, except for taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been created on the books of the Guarantor and the Subsidiaries.

                 SECTION 2.12.  Requirements of Law; Environmental Matters.
(a) The Guarantor and each consolidated Subsidiary is in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its Equipment, except for such noncompliances which, in the aggregate for the Guarantor and all such consolidated Subsidiaries, would not have a Material Adverse Effect.

                 (b) The Guarantor monitors, in the ordinary course of its business, the effect of existing Environmental Laws, and each claim asserted against it or any Subsidiary by any Governmental Authority alleging potential liability or responsibility for violation of any Environmental Law, on its business operations and properties. As a result thereof, the Guarantor has reasonably concluded that such Environmental Laws and any such claims would not, in the aggregate, for the Guarantor and its consolidated Subsidiaries have a Material Adverse Effect.

                 SECTION 2.13. Purpose of Advances. (a) All proceeds of the Advances will be used by Lessee for the purposes set forth in Section 2.2 of the Participation Agreement.

                 (b) None of the proceeds of the Advances will be used directly or indirectly for the purpose of buying or carrying any "margin stock" within the meaning of Regulation G or Regulation U (herein called "margin stock") or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock, or for any other purpose which might constitute this transaction a "purpose" credit within the meaning of Regulation G or Regulation U. Neither the Guarantor nor any agent acting on its behalf has taken or will take any action which might cause this Guaranty or any other Operative Agreement to violate Regulation G, T, U or X, or any other regulation of the Board or to violate the Exchange Act. Margin stock did not on the Documentation Date, and does not constitute more than 25% of the assets of the Guarantor or Lessee.

                 SECTION 2.14. Designation of this Guaranty and the Guaranteed Obligations. This Guaranty and the Guaranteed Obligations hereunder constitute "Designated Senior Indebtedness" as such phrase is used in the Debenture Indenture.

                 SECTION 2.15. Year 2000 Compliance. The Guarantor has developed a plan to ensure that the systems of the Guarantor and its Material Subsidiaries are compliant in all material respects with the requirements to process transactions in the year 2000. The Guarantor and its Material Subsidiaries plan to achieve year 2000 compliance through a combination of upgrading to new releases of existing software and replacement of existing software with new fully compliant systems by mid-1999. The expenses and capital expenditures of the Guarantor and its Material Subsidiaries associated with achieving year 2000 compliance would not reasonably be expected to have a Material Adverse Effect. The Guarantor and its Material Subsidiaries are currently gathering information from their key suppliers, vendors and financial institutions regarding year 2000 compliance.


                                  ARTICLE III

                             AFFIRMATIVE COVENANTS

                 The Guarantor covenants and agrees that prior to the termination of this Guaranty it will duly and faithfully perform, and cause its respective Subsidiaries to perform, each and all of the following covenants:

                 SECTION 3.01. Information Covenants. The Guarantor will furnish or cause to be furnished to the Agents and each Lessor:

                 (a) As soon as available, and in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year the Form 10-Q, or its equivalent, of the Guarantor.

                 (b) As soon as available, and in any event within 120 days after the close of each fiscal year, the Form 10-K, or its equivalent, of the Guarantor for such fiscal year and certified by Arthur Andersen LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Agents and the Required Lessors, whose certification shall be without qualification or limitation.

                 (c)      Intentionally omitted.

                 (d) Promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed and copies of all press releases.

                 (e) Promptly, and in any event within ten Business Days after any Responsible Officer of the Guarantor obtains knowledge of

                          (i) any event or condition which would reasonably be expected to have a Material Adverse Effect; or

                          (ii) any event or condition which constitutes an Incipient Default or an Event of Default; or

                          (iii) the occurrence of a Change of Control or Change of Control Event;

a notice of such event or condition, specifying the nature thereof.

                 (f) At the time of the delivery of the financial statements provided for (i) in Sections 3.01(a) and (b), a certificate of a Responsible Officer of the Guarantor in the form of Exhibit 3.01 to the effect that no Incipient Default or Event of Default exists or, if any Incipient Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall also set forth calculations required to establish whether the Guarantor was in compliance with the provisions of
Article VIII as at the end of such fiscal quarter or fiscal year, as the case may be and (ii) in Section 3.01(b), to the extent there has been any change in the information previously furnished to the Agents and the Lessors on Schedule 2.01, a revised Schedule 2.01.

                 (g)      Intentionally omitted.

                 (h) Promptly, and in any event within 30 days after any Responsible Officer of the Guarantor obtains knowledge thereof, notice:

                          (i) of the occurrence or expected occurrence of any material Reportable Event with respect to any Plan, a failure to make any material required contribution to a Plan, any Lien in favor of the PBGC or a Plan, or any withdrawal from, or the termination, reorganization or insolvency (within the meaning of such terms as used in ERISA) of any Multiemployer Plan, or

                          (ii) of the institution of proceedings or the taking of any other action by the PBGC or the Guarantor or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating, reorganization or insolvency (within the meaning of such terms as used in ERISA) of, any Plan which termination, reorganization or insolvency would reasonably be expected to have a Material Adverse Effect, except that no notice shall be required with respect to the merger of a defined contribution plan of one ERISA Affiliate into a defined contribution plan of another ERISA Affiliate.

                 (i) From time to time and with reasonable promptness, such other information or documents (financial or otherwise) with respect to the Guarantor or any Subsidiary as either Agent or any Lessor through the applicable Agent may reasonably request.

                 SECTION 3.02. Books, Records and Inspections. The Guarantor will permit, or cause to be permitted, any Lessor, upon written notice, to visit and inspect any of the properties of the Guarantor and the Subsidiaries, to examine the corporate books and financial records of the Guarantor and the Subsidiaries and to discuss the affairs, finances and accounts of any such corporations with a Responsible Officer of the Guarantor and such Subsidiaries, all at such reasonable times and as often as such Lessor, through the Administrative Agent, may reasonably request.

                 SECTION 3.03. Insurance and Maintenance of Properties. The Guarantor will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its Equipment and business against such liabilities, casualties, risks and contingencies (including business interruption insurance) and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated.

                 SECTION 3.04. Payment of Taxes and other Claims. The Guarantor will, and will cause each of the Material Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Guarantor or such Material Subsidiary or upon the income, profits or Equipment of the Guarantor or such Material Subsidiary except for (i) such taxes, assessments as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. Nothing herein shall affect the obligation of the Lessee under the Operative Agreements with respect to Impositions or the obligation of the Guarantor hereunder with respect to such Guaranteed Obligations.

                 SECTION 3.05. Existence. Except as expressly permitted pursuant to Section 4.02, the Guarantor will do all things necessary to preserve and keep in full force and effect the corporate existence, rights and franchises of the Guarantor and each Obligor (as defined in the Credit Agreement).

                 SECTION 3.06. ERISA Information and Compliance. Except with respect to matters described in clauses (a), (c) and (d) below which would not reasonably be expected to have a Material Adverse Effect, promptly furnish to
Agents: (a) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under ERISA and any notice from the PBGC under ERISA of an intent to terminate or appoint a trustee to administer any Plan,
(b) if requested by either Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (c) immediately upon becoming aware of the occurrence of any Reportable Event, or of any "prohibited transaction", as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the Guarantor or the applicable ERISA Affiliate specifying the nature thereof, what action the Guarantor or the applicable ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service, the Department of Labor or any other applicable Governmental Authority with respect thereto, (d) promptly after the filing or receiving thereof by the Guarantor or any ERISA Affiliate, any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (e) each request for waiver of the funding standards or extension of the amortization periods required by ERISA or Section 412 of the Code promptly after the request is submitted by the Guarantor or any ERISA Affiliate to the Secretary of the Treasury, the Department of Labor, the Internal Revenue Service or any other applicable Governmental Authority. The Guarantor covenants that it shall and shall cause each ERISA Affiliate to comply, with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

                 SECTION 3.07. Subsidiaries. The Guarantor covenants that the Subsidiaries identified on Schedule 2.01 are the only Material Subsidiaries as of the Documentation Date. Should any Subsidiary, subsequent to the date hereof, become a Material Subsidiary, the Guarantor shall deliver to the Agents and the Lenders a revised Schedule 2.01 as provided in Section 3.01(f).

                                   ARTICLE IV

                               NEGATIVE COVENANTS

                 The Guarantor covenants and agrees with the Agents and the Lessors that prior to the termination of this Guaranty it will duly and faithfully perform, and cause its respective Subsidiaries to perform, each and all of the following covenants:

                 SECTION 4.01. Material Change in Business. The Guarantor and the Material Subsidiaries, taken as a whole, will not engage in any material business substantially different from those carried on by the Guarantor and its consolidated Subsidiaries taken as a whole on the date hereof.

                 SECTION 4.02. Consolidation, Merger, Sale or Purchase of Assets, Etc. The Guarantor will not wind up, liquidate or dissolve its affairs, or effect any merger or consolidation, and the Guarantor will not, and will not permit any consolidated Subsidiary to, sell, lease or otherwise dispose of all or substantially all of its property or assets (other than sales of inventory in the ordinary course of business) except that this Section 4.02 shall not prohibit any of the following transactions, or any agreement to effect the same:

                 (a) if, at the time thereof and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, the merger of any other Person with and into the Guarantor or a Subsidiary, if,(i) in any transaction involving the Guarantor, the Guarantor is the surviving Person; or (ii) in any other transaction, a Wholly-Owned Subsidiary is the surviving entity and the Guarantor and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transaction, with the covenants contained in this Article IV recomputed as of the last day of the most recently ended fiscal quarter of the Guarantor and the Subsidiaries as if such transaction had occurred on the first day of each relevant period for testing such compliance, and the Guarantor (with respect to any merger with a Person not a consolidated Subsidiary of the Guarantor) shall have delivered to the Agents an officer's certificate to such effect, together with all relevant financial information and calculations demonstrating such compliance;

                 (b) transactions and transfers of assets among or between the Guarantor and/or Wholly-Owned Subsidiaries or among and between Wholly-Owned Subsidiaries, in each case, not prohibited by Section 4.07; and

                 (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash or otherwise on payment terms satisfactory to the Guarantor or Subsidiary, and (iii) the aggregate book value of all assets of the Guarantor and the Subsidiaries, taken as a whole, shall not be reduced at any time to an amount which is less than 80% of the aggregate book value of all assets of the Guarantor and the Subsidiaries, taken as a whole, on March 31, 1998, as reflected on the Guarantor's pro forma balance sheet dated March 31, 1998.

                 SECTION 4.03. Liens. The Guarantor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Guarantor or any such Subsidiary whether now owned or hereafter acquired, except Permitted Liens.

                 SECTION 4.04. Indebtedness. (a) The Guarantor will not create, incur or assume, or permit any of their respective Subsidiaries to create, incur or assume any Indebtedness, unless the Guarantor and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Article IV recomputed as of the last day of the most recently ended fiscal quarter of the Guarantor and the Subsidiaries as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.

                 (b) Notwithstanding Section 4.04(a), the aggregate principal amount of all Indebtedness of all foreign Subsidiaries at any time outstanding to any Person other than the Guarantor and the Subsidiaries shall not exceed 12% of Net Worth at such time.

                 SECTION 4.05. Ownership of Lessee. The Guarantor shall not at any time cease to own, beneficially and of record, directly or indirectly, less than 50% of the Capital Stock and 50% of the Voting Stock of the Lessee.

                 SECTION 4.06. Financial Covenants. (a) The Guarantor will not permit Consolidated Indebtedness to exceed 50% of the Total Capitalization at the end of any fiscal quarter.

                 (b) The Guarantor will not permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.

                 SECTION 4.07. Limitation on Transactions with Affiliates. The Guarantor will not, and will not permit any consolidated Subsidiary to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction (including the purchase, sale, lease or exchange of any assets or the rendering of any service) or series of related transactions with any Person who is not either (i) a Borrower or one of the Guarantor's consolidated Subsidiaries or (ii) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, on terms that are less favorable to the Guarantor or such consolidated Subsidiary, as the case may be, than would be available in a comparable arm's length transaction. Notwithstanding the foregoing, the restrictions set forth in this covenant will not apply to (i) the payment of reasonable and customary regular fees to directors of the Guarantor who are not employees of the Guarantor; (ii) loans and advances to officers, directors and employees of the Guarantor and the Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of the Guarantor and the Subsidiaries; (iii) any other transaction with any employee, officer or director of the Guarantor or any of the Subsidiaries pursuant to employee benefit or compensation arrangements entered into in the ordinary course of business and approved by the Board of Directors of the Guarantor or the Board of Directors of such Subsidiary permitted by this Guaranty; and (iv) customary underwriting or similar transactions with an investment banking Affiliate.

                 SECTION 4.08. Restrictions on Subsidiary Dividends. The Guarantor will not and will not permit any consolidated Subsidiary to enter into any agreement or contract which limits or restricts in any way the payment of any dividends or distributions by any consolidated Subsidiary of the Guarantor to the Guarantor or to another consolidated Subsidiary of the Guarantor.

                 SECTION 4.09. Debentures. Except as expressly permitted in writing by the Required Lessors, the Guarantor will not amend, modify or obtain or grant a waiver of any provision of the Debentures or the Debenture Indenture with respect to the Debentures if such amendment, modification or waiver would be adverse to the Lessors.

                                   ARTICLE V

                                GUARANTY DEFAULT

                 SECTION 5.01 Guaranty Default. If any of the following events shall occur and be continuing, it shall constitute a "Guaranty Default":

                 (a) The Guarantor shall fail to pay, satisfy and perform the Guaranteed Obligations pursuant to Section 1.01 (after the passage of any applicable grace or cure period with respect thereto under the Operative Agreements); or

                 (b) any representation or warranty made by or on behalf of the Guarantor herein, at the direction of the Guarantor or by the Guarantor in any other Operative Agreement or in any document, certificate or financial statement delivered in connection with this Guaranty or any other Operative Agreement shall prove to have been incorrect in any material respect when made or deemed made or reaffirmed, as the case may be; or

                 (c) the Guarantor shall fail to perform or observe any covenant contained in Article IV or fails to give any notice required by
Section 3.01(e); or

                 (d) the Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Guaranty (other than those specified in Section 5.01(a), Section 5.01(b) or Section 5.01(c)) or any other Operative Agreement to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after the earlier of (i) written notice of such failure shall have been given to a Responsible Officer of the Guarantor by either the Administrative Agent or any Lessor or, (ii) a Responsible Officer of the Guarantor becomes aware of such failure; or

                 (e) the Guarantor or any Material Subsidiary (i) fails to make (whether as primary obligor or as guarantor or other surety) any principal payment of or interest or premium, if any, on any Indebtedness (including, without limitation, Indebtedness under the Credit Agreement) or the Debentures (other than the Guaranteed Obligations) beyond any period of grace provided with respect thereto (not to exceed 30 days), provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing is equal to or exceeds $25,000,000, or (ii) fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have caused or shall have the ability to cause the acceleration of the payment of Indebtedness (including, without limitation, Indebtedness under the Credit Agreement) with an aggregate face amount which is equal to or exceeds $25,000,000; or

                 (f) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Guarantor or any Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Guarantor or any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor or any Material Subsidiary under any applicable federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Guarantor or any Material Subsidiary of any substantial part of its property, or ordering the winding up or liquidation of its affairs, the continuance of any such decree or order for relief or any such other decree or order that shall be unstayed and in effect for a period of 60 consecutive days; or

                 (g) the commencement by the Guarantor or any Material Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Guarantor or any Material Subsidiary to the entry of a decree or order for relief in respect of the Guarantor or such Material Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Guarantor or any Material Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by the Guarantor or any Material Subsidiary to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or such Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the consent to, approval of or the admission by the Guarantor or any Material Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Guarantor or any Material Subsidiary in furtherance of any such action; or

                 (h) there shall be commenced against the Guarantor or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against the assets of the Guarantor or any Material Subsidiaries which equals or exceeds $25,000,000 in value and which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

                 (i) any Operative Agreement shall (other than with the consent of the Administrative Agent and the Lessors), at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny that it has any or further liability or obligation thereunder; or

                 (j) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA) which (individually or collectively) exceeds $25,000,000, whether or not waived, or a waiver of the minimum funding standard or extension of any amortization period is sought or granted under Section 412 of the Code with respect to a Plan;

any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on the Guarantor, any consolidated Subsidiary or an ERISA Affiliate which (individually or collectively) exceeds $25,000,000; any required contribution to a Plan or Multiemployer Plan in excess of $25,000,000 shall not have been made within 15 days of the date such contribution is due; or the Guarantor, any consolidated Subsidiary or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of the Guarantor, any consolidated Subsidiary and/or an ERISA Affiliate securing an amount(s) equal to or exceeding $25,000,000, or (ii) the Guarantor, any consolidated Subsidiary and/or an ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto equal to or exceeding $25,000,000; or

                 (k) a judgment or order shall be entered against the Guarantor or any Material Subsidiary, which with other outstanding judgments and orders entered against the Guarantor and the Material Subsidiaries equals or exceeds $25,000,000 in the aggregate (to the extent not covered by insurance as to which the respective insurer has acknowledged coverage), and (i) within 60 days after entry thereof such judgment shall not have been discharged or execution thereof stayed pending appeal or, within 60 days after the expiration of any such stay, such judgment shall not have been discharged, or (ii) any enforcement proceeding shall have been commenced (and not stayed) by any creditor upon such judgment.

                 SECTION 5.02 Remedies. A Guaranty Default shall constitute an Event of Default under the Lease and the other Operative Agreements. If an Event of Default has occurred and is continuing, the Administrative Agent and any Lessor (i) shall have and may exercise all rights and remedies available to it at law or in equity, including the right to apply for injunctive relief to enforce the terms hereof, and (ii) may exercise any of the rights or remedies (with respect to such Event of Default, as applicable) granted to the Administrative Agent or the Lessors under the Operative Agreements. This Guaranty may be enforced as to any one or more defaults either separately or cumulatively.


                                   ARTICLE VI

                              NATURE OF AGREEMENT

                 SECTION 6.01 Nature of Guaranty. This Guaranty is (a) irrevocable, unconditional and absolute; (b) a guaranty of payment, performance and compliance and not of collection; and (c) in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Lessee, any Subsidiary, or any assignees or sublessees of the Lessee or any Subsidiary, or upon any other event, contingency or circumstance whatsoever. This Guaranty and the Guaranteed Obligations shall be binding upon and against the Guarantor without regard to the validity or enforceability of any of the Operative Agreements or any provision thereof, and the

Guarantor hereby waives any defense relating to the enforceability of such Operative Agreements or any provision contained therein. The Guarantor also agrees to pay to the Agents and the Lessors such further amounts as shall be sufficient to cover the reasonable costs of collecting or enforcing the Guaranteed Obligations or otherwise enforcing this Guaranty (including reasonable fees, expenses and disbursements of their counsel).

                 SECTION 6.02  Waivers.  The Guarantor hereby unconditionally
(a) waives any requirement that the Administrative Agent, any Lessors or any other Person first make demand upon, or seek to enforce remedies against, any other Person or any collateral or property of such other Person before demanding payment from, or seeking to enforce this Guaranty against, the Guarantor; (b) agrees that this Guaranty shall remain in full effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of, any Operative Agreement or any other document executed in connection with any Operative Agreement or any limitation of the liability of the Lessee or any other Person thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever; and
(c) except for notices expressly required under the Operative Agreements, waives diligence, notice of intent to accelerate, notice of default and notice of acceleration, presentment and protest with respect to the payment of any amount at any time payable under or in connection with the Operative Agreements. Notice of acceptance of this Guaranty and notice of execution, delivery and acceptance of any other instrument or agreement referred to herein are hereby waived by the Guarantor.

                 SECTION 6.03 The Guarantor's Obligations Unconditional. The covenants, agreements and duties of the Guarantor set forth in this Guaranty shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, stay, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance or performance by the Guarantor with its obligations hereunder) based upon any claim that the Guarantor, or any other Person, may have against the Lessee or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or the Lessee shall have knowledge or notice thereof or shall have assented thereto and notwithstanding the fact that no rights were reserved against the Guarantor in connection therewith) including

                 (a) the validity, legality, regularity or enforceability of the Operative Agreements or any of the Guaranteed Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lessor;

                 (b) any amendment, modification, renewal, extension, addition, acceleration, deletion or supplement to, or termination of (in whole or in part) or other change in or waiver under the Operative Agreements or any of the agreements referred to therein, or any other instrument or agreement applicable to any of the parties to such agreements or any assignment, mortgaging or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security or any release of any security; or the failure of any security or the failure of any Person to perfect any interest in any such collateral;

                 (c) any failure, omission or delay on the part of the Administrative Agent or the Lessors or any other Person (i) to enforce, assert or exercise any right, power or remedy under any instrument or agreement referred to in clauses (a) or (b) above, or any assignment of any thereof or
(ii) to conform with any term of any such instrument or agreement (and notwithstanding that any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or any Lessor shall have been rescinded by such party and any of the Guaranteed Obligations continued);

                 (d) any waiver, consent, extension, indulgence, compromise, surrender, release or other action or inaction under or in respect of any instrument or agreement referred to in clauses (a) or (b) above or of any agreement, covenant, term or condition contained therein or any obligation or liability of any Lessor or the Administrative Agent, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability (and notwithstanding that any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Lessors or any other Person for the payment of the Guaranteed Obligations shall have been sold, exchanged, waived, surrendered or released);

                 (e) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshaling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding with respect to the Guarantor, the Lessee, the Administrative Agent, any Lessors or any other Person or any action taken by the Administrative Agent or receiver or by any court in any such proceeding;

                 (f) any defect in the title, compliance with specifications, conditions, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use or operation of the Equipment or any portion thereof by the Lessee or any other Person for any reason whatsoever (including any Casualty or Partial Casualty) regardless of the duration thereof (even though such duration would otherwise constitute a frustration of the purpose of the Operative Agreements), whether or not resulting from accident and whether or not without default on the part of any other Person;

                 (g) any assignment of the Operative Agreements or subletting or sale of the Equipment or any part thereof;

                 (h) any merger or consolidation of the Guarantor, the Lessee or any of their Subsidiaries into or with any other corporation, or any sale, lease, transfer, divestiture or other disposition of any or all of the assets of the Guarantor, the Lessee or any of their Subsidiaries to any other Person;

                 (i) any change in the ownership of any shares of capital stock of the Guarantor, the Lessee or any of their Subsidiaries;

                 (j) any attachment, claim, demand, charge, lien, levy, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing; or any withholding or diminution at the source, by reason of any Impositions, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person; or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

                 (k) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any Governmental Authority, or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Guarantor, the Lessee or any of their Subsidiaries under the Operative Agreements or any assignments thereof;

                 (l) any action or inaction or election of remedies by the Administrative Agent or the Lessor or any other Person, including any failure by the Administrative Agent or any Lessor or any other Person to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this or any Guaranty Equipment subject thereto;

                 (m) any release, discharge or rejection of the Lessee or any of its Subsidiaries for performance or payment of their obligations under the Operative Agreements (including any release, discharge or rejection arising under any Bankruptcy Law or as a result of any bankruptcy or reorganization case in which the Guarantor or the Lessee is a debtor);

                 (n) any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing and any other circumstances that might otherwise constitute a legal or equitable defense or discharge of a guarantor, indemnitor or surety or that might otherwise limit recourse against the Guarantor;

                 (o) any change in circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Guarantor, the Administrative Agent or any Lessor or any other Person and whether or not such change in circumstances shall or might in any manner and to any extent vary the risk of the Guarantor hereunder; or

                 (p) any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor, the Lessee or any of their Subsidiaries) which constitutes, or might be construed to constitute, an equitable or legal discharge of any of their obligations under the Operative Agreements, in bankruptcy or in any other instance.

The obligations of the Guarantor set forth in this Agreement constitute the full recourse obligations of the Guarantor enforceable against it to the full extent of all its assets and properties, notwithstanding any provisions in any agreements from time to time relating to the acquisition, financing and refinancing by the Administrative Agent or Lessors of their interest in the Equipment which may limit the liability of the Administrative Agent or Lessors or any other Person pursuant to such agreements.


                                  ARTICLE VII

                                   BANKRUPTCY

                 SECTION 7.01 No Subrogation. THE GUARANTOR HEREBY WAIVES, UNTIL SUCH TIME AS, INDEFEASIBLE PAYMENT IN FULL OF THE GUARANTEED OBLIGATIONS HAS BEEN MADE, ANY AND ALL RIGHTS OF SUBROGATION, INDEMNITY, CONTRIBUTION OR REIMBURSEMENT, ANY BENEFIT OF, OR RIGHT TO ENFORCE ANY REMEDY THAT THE ADMINISTRATIVE AGENT OR ANY LESSOR OR OTHER PERSON NOW HAS OR MAY HEREAFTER HAVE AGAINST THE LESSEE IN RESPECT OF THE GUARANTEED OBLIGATIONS, OR ANY EQUIPMENT, NOW OR HEREAFTER HELD BY THE ADMINISTRATIVE AGENT OR ANY LESSOR AS SECURITY FOR THE GUARANTEED OBLIGATIONS AND ANY AND ALL SIMILAR RIGHTS THE GUARANTOR MAY HAVE AGAINST THE LESSEE UNDER APPLICABLE LAW OR OTHERWISE. If, notwithstanding the foregoing, any amount shall be paid to Guarantor on account of any such subrogation, indemnity, contribution or reimbursement rights at any time, such amount shall, if paid prior to such indefeasible payment in full of the Guaranteed Obligations, be held in trust for the benefit of the Lessors and the Administrative Agent, and shall forthwith be paid to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured, unmatured, absolute or contingent, as the Lessors and the Administrative Agent may see fit in their discretion.

                 SECTION 7.02 Reinstatement. Notwithstanding anything to the contrary herein contained, this Agreement, and all obligations of the Guarantor hereunder, shall continue to be effective or be reinstated, as applicable, if at any time, payment, or any part thereof, of any or all obligations performed by the Guarantor, the Lessee or any of their Subsidiaries are rescinded, invalidated, or otherwise required to be restored or returned by the Administrative Agent or any Lessor pursuant to any Bankruptcy Law or upon the insolvency, bankruptcy or reorganization of the Guarantor, the Lessee or any of their Subsidiaries (or otherwise) all as though such payment or application of proceeds had not been made. Without limiting the generality of the foregoing, if, prior to any such rescission, invalidation, declaration, restoration or return, this Guaranty or any other Operative Agreement shall have been canceled or surrendered, this Guaranty and the Guaranteed Obligations shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of the affected payment or application of proceeds (or any Lien or collateral securing such obligation).

                 SECTION 7.03 Non-Discharged Obligations. Notwithstanding (a) any modification, discharge or extension of the obligations of the Guarantor hereunder or the obligations of the Lessee under the Operative Agreements, (b) any disallowance of all or any portion of the Administrative Agent's or any Lessor's or other Person's claim for repayment or performance of such obligations, (c) any use of cash or other collateral pursuant to any Bankruptcy Law or in any bankruptcy or reorganization case, (d) any agreement or stipulation as to adequate protection pursuant to any Bankruptcy Law or in any bankruptcy or reorganization case, (e) any failure by the Administrative Agent or any Lessor or other Person to file or enforce a claim against the Guarantor or the Lessee pursuant to any Bankruptcy Law or in any bankruptcy or reorganization case, or (f) any release, discharge, rejection, amendment, modification, stay or cure of the Administrative Agent's, the Lessee's, Guarantor's or any Lessor's or other Person's rights or obligations that may occur pursuant to any Bankruptcy Law or in any bankruptcy or reorganization case or proceeding affecting the Guarantor or the Lessee, whether permanent or temporary, and whether assented to by any Lessor, the Administrative Agent or any other Person, the Guarantor hereby agrees that the Guarantor shall be obligated to perform hereunder.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 SECTION 8.01 Notices. All notices, consents, offers, directions, approvals, instructions, requests, and other communications given to any Person pursuant to this Guaranty shall be in writing and be given in the manner and at the appropriate address set forth in the Participation Agreement or at such other address as such party shall designate by notice to each of the other parties to the Operative Agreements.

                 SECTION 8.02 Representations. The Guarantor represents and warrants that it is not entitled to immunity from judicial proceedings in a court of competent jurisdiction located in the United States and agrees that, should the Administrative Agent or other Person bring any judicial proceedings, to enforce the liability of the Guarantor under this Guaranty, no immunity from such proceedings will be claimed by or on behalf of Guarantor or with respect to the Guarantor's property. Nothing in this Section 8.02 shall affect the right of the Administrative Agent or any other Person to serve process in any manner permitted by Law or to commence legal proceedings, or otherwise proceed against the Guarantor in any court in which the Guarantor is subject to suit.

                 SECTION 8.03 Non-Exclusive Remedies. No right or remedy of the Administrative Agent or any Lessor or other Person under any Operative Agreement shall be exclusive of any other right, power or remedy, but shall be cumulative and in addition to any other right, power or remedy thereunder or now or hereafter existing by Law or in equity and the exercise by the Administrative

Agent or any Lessor or other Person of any one or more of such rights, powers or remedies shall not preclude the simultaneous or further exercise of any or all of such other rights, powers or remedies. Any failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by the Administrative Agent or any Lessor or other Person of any amount payable under any Operative Agreement with knowledge of a Default or Event of Default shall not constitute a waiver of such Default or Event of Default, and no waiver by the Administrative Agent or any Lessor or other Person of any provision of the Operative Agreements shall be deemed to be made unless made in writing.

                 SECTION 8.04 Amendments and Waivers. All amendments, waivers, consents, or approvals arising pursuant to this Guaranty shall be consummated in accordance with Article X of the Participation Agreement. No waiver by any Lessor or the Administrative Agent of any Default or Event of Default shall in any way be, or be construed to be, a waiver of any further or subsequent
Default or Event of Default.

                 SECTION 8.05 Severability. If any provision of this Guaranty or the application thereof to any Person or circumstance shall be invalid or unenforceable, then the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it is invalid or enforceable, shall continue to be valid and enforceable.

                 SECTION 8.06 Further Assurances. The Guarantor hereby agrees to execute and deliver all such instruments and take all such action as the Lessors may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty.

                 SECTION 8.07  Governing Law and Submission to Jurisdiction.

                 (a) THIS GUARANTY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT-OF-LAWS PROVISIONS THEREOF.

                 (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY OPERATIVE AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS EQUIPMENT, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS. WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE THE ADMINISTRATIVE AGENT OR THE LESSORS FROM OBTAINING JURISDICTION OVER THE GUARANTOR IN ANY COURT OTHERWISE HAVING JURISDICTION.

                 (c) THE GUARANTOR AND EACH OF THE ADMINISTRATIVE AGENT AND THE LESSORS, BY ACCEPTING THE BENEFITS OF THIS GUARANTY, HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO ANY OPERATIVE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFY THAT NO PARTY HERETO OR BENEFICIARY HEREOF, NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO OR BENEFICIARY HEREOF, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY OR BENEFICIARY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (IV) ACKNOWLEDGE THAT IT ENTERED INTO THIS GUARANTY, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, BASED UPON, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

                 SECTION 8.08 Benefit. The parties hereto, the Lessors and their permitted successors and assigns, but no others, shall be bound hereby or entitled to the benefits hereof.

                 SECTION 8.09 Entire Agreement. The parties hereto hereby acknowledge and agree that the Operative Agreements represent all of the agreements and understandings relating to the transactions contemplated by such Operative Agreements as between or among the Administrative Agent and any Lessor on the one hand, and the Guarantor and its Affiliates on the other hand, and the parties hereto acknowledge and agree that all prior written and oral agreements or understandings between or among such Persons are hereby superseded in their entirety.

                 SECTION 8.10 Headings. The table of contents and the headings of the Articles, Sections and subsections of this Guaranty are for convenience only, and shall not limit or otherwise affect the meaning hereof.

                 SECTION 8.11 Counterparts. The parties may sign this Guaranty in any number of counterparts and on separate counterparts, each of which shall be an original but all of which when taken together shall constitute one and the same instrument.

                 SECTION 8.12 Construction of Agreement. Unless the context of this Guaranty clearly requires otherwise, (a) pronouns, wherever used herein and of whatever gender, shall include natural persons, corporations and associations of every kind and character, (b) the gender of all words used in this Guaranty shall include the masculine, feminine, and neuter,
(c) the words "includes" or "including" shall mean "including without limitations," and (d) the words "hereof," "herein," "hereunder" and similar terms in this Guaranty shall refer to this Guaranty as a whole and not any particular section or article in which such words appear. All references to Sections or Articles herein refer to sections or articles of this Guaranty.
All references to Schedules, Exhibits or appendices in this Guaranty are to schedules, exhibits or appendices attached, each of which is hereby incorporated by this reference. Unless otherwise specified, all references to a specific time of day in this Guaranty shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable on the date in question.

                 SECTION 8.13 Interpretation and Reliance. No presumption will apply in favor of any party hereto in the interpretation of the Operative Agreements or in the resolution of any ambiguity of any provision hereof or thereof. The Guarantor acknowledges that it has not relied upon any statements, representations or warranties of any of the Administrative Agent or any Lessor, or any of their agents, representatives, counsel, officers or directors in entering into or guaranteeing any of the Operative Agreements.

                 SECTION 8.14 Time. TIME IS OF THE ESSENCE IN THIS GUARANTY, AND THE TERMS HEREIN SHALL BE SO CONSTRUED.

                 SECTION 8.15 Reasonableness Standard. If and when in this Guaranty any party is required to exercise any discretion in a "reasonable" manner, the parties hereto acknowledge that the term "reasonable" or "reasonably" shall have the meaning given to such term under (and shall be consistent with any standard of commercial reasonableness implied by) the laws of the State of New York in effect as of the date hereof.

                 SECTION 8.16  Survival of Indemnities.   All indemnities under
this Guaranty shall survive the termination of this Guaranty and the other Operative Agreements.



                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Agreement to be executed as of the date first set forth above.


                                           WEATHERFORD INTERNATIONAL, INC.

                                           By: /s/ Curtis W. Huff
                                              ---------------------------------
                                                Name: Curtis W. Huff
                                                     --------------------------
                                                Title: Senior Vice President,
                                                       General Counsel and
                                                       Secretary
                                                      -------------------------


                                           ABN AMRO BANK N.V., as Administrative
                                           Agent for the Lessors


                                           By: /s/ Elizabeth B. McClellan
                                              ---------------------------------
                                                Name: Elizabeth B. McClellan
                                                     --------------------------
                                                Title: Vice President
                                                      -------------------------


                                           By: /s/ Laurie D. Flom
                                              ---------------------------------
                                                Name: Laurie D. Flom
                                                     --------------------------
                                                Title: Vice President
                                                      -------------------------

                                 SCHEDULE 2.01

                             MATERIAL SUBSIDIARIES

                                  EXHIBIT 3.01

                         FORM OF COMPLIANCE CERTIFICATE

         The undersigned hereby certifies that such officer is the_________ of Weatherford International, Inc., a D (the "Guarantor"), and that such officer is authorized to execute this certificate on behalf of the Guarantor pursuant to the Guaranty Agreement dated as of December ___, 1998 (as restated, amended, modified, supplemented and in effect from time to time, the "Guaranty"), and that a review of the Guarantor has been made under such officer's supervision with a view to determining whether the Guarantor has fulfilled all of its obligations under the Guaranty and the other Operative Agreements; and on behalf of the Guarantor further certifies, represents and warrants that to the knowledge of such officer, after due inquiry (each capitalized term used herein having the same meaning given to it in the Schedule X to the Participation Agreement unless otherwise specified):

                 (a) The representations and warranties made in each Operative Agreement are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof, except for such representations and warranties as are by their express terms limited to a specific date, which shall be true and correct as of such date.

                 (b) The financial statements delivered to the Agents concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present in all material respects the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated (subject, in the case of quarterly financial statements, to the absence of footnotes and normal changes resulting from year-end adjustments).

                 (c) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Section 4.06 of the Guaranty (or if any Default or Event of Default does exist, attached is a description of such event) is as follows:

                          (i) Section 4.06(a) -- Consolidated Indebtedness to Total Capitalization

                                  Actual                    Required

                                  ------                       50%

                          (ii)    Section 4.06(b) -- Interest Coverage Ratio

                                  Actual                    Required

                                  ------                  3.00 to 1.00

Attached are calculations demonstrating such compliance.


DATED as of December 8, 1998
            --------------------

                                                 /s/  Curtis W. Huff
                                              ----------------------------------
                                               [SIGNATURE OF AUTHORIZED OFFICER

                                                      OF THE GUARANTOR]